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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
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                                 FORM 8-K/A
                               AMENDMENT NO. 1

                               CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported)      June 3, 1999
                                                        -----------------------

                          LaRoche Industries Inc.
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              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

      Delaware                       33-79532                  13-3341472
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(STATE OR OTHER JURISDICTION        (COMMISSION              (IRS EMPLOYER
      OF INCORPORATION)             FILE NUMBER)           IDENTIFICATION NO.)

1100 Johnson Ferry Road Atlanta, Georgia                              30342
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                            (ZIP CODE)

Registrant's telephone number, including area code         (404) 851-0300
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         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


LaRoche Industries Inc., a Delaware corporation, (the "Company"), filed a Current Report on Form 8-K dated June 3, 1999 (the "Form 8-K") that included the report of its acquisition of all the capital stock and equity interest of ChlorAlp, a joint venture in which the Company previously held a 50% interest. In such Form 8-K, the Company stated that it would file an amended Form 8-K with the required financial statements and pro forma information no later than 60 days from the date thereof. The Form 8-K is hereby amended to revise
Item 2 and delete items 7(a) and 7(b) relative to that business acquired as reported herein because separate financial statements are not required.



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Item 2. Acquisition or Disposition of Assets.

    Effective June 7, 1999, the Company, through its wholly-owned subsidiary, LII Europe, acquired all the capital stock and equity interest of ChlorAlp, the chlor-alkali operation in Pont-de-Claix, France in which the Company previously held a 50% joint venture interest. The final purchase price for the remaining 50% interest was approximately $27.2 million plus debt acquired of $7.8 million.

    The ChlorAlp facilities include a diaphragm chlorine and caustic soda plant, a chlorine vaporization and distribution operation, a bleach production facility, a brine extraction operation and a 60% interest in GIE CEVco, a high efficiency 200MW power plant. The Company intends to continue the operation of ChlorAlp substantially in the manner operated prior to the acquisition. The Company funded the purchase largely with proceeds from disposition of its Aluminas production facilities in Baton Rouge, Louisiana.

    Based on the final relative insignificance of the increase in the Company's interest in the assets and net income of ChlorAlp to the Company's consolidated assets and net income, separate financial statements for ChlorAlp are not required.


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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



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                                 LAROCHE INDUSTRIES INC.
                                 (Registrant)



                                 By: /s/ Gerald B. Curran
                                     ----------------------
                                 Vice President and Chief Financial Officer
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Date: August 4, 1999